Exhibit 10.2

July 31, 2011

Robert I. Pender, Jr.

1380 Sand Hill Road, Apt. 314

Palo Alto CA 94304

Dear Bob:

This letter (“Agreement and Release”), upon your signature, confirms the entire agreement between Serena Software, Inc. (“Serena”) and you regarding the terms of your separation from employment with Serena.

1) You and Serena hereby agree that your employment and, except for the consulting services specifically described in this Agreement and Release, any and all appointments you hold with Serena or any of its affiliates, whether as officer, director, employee, consultant, agent or otherwise, terminated as of July 31, 2011 (the “Separation Date”). Effective as of the Separation Date, you shall have no authority to act on behalf of Serena, and shall not hold yourself out as having such authority or otherwise act in an executive or other decision making capacity. Regardless of whether you sign this Agreement and Release, Serena will do the following:

a. Pay you all earned salary and accrued vacation through the Separation Date on the Separation Date.

b. Continue your medical, dental and vision benefits through July 31, 2011 in accordance with the terms of Serena’s group health coverage benefit plans. You will have the option to continue your medical, dental and vision benefits under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”). COBRA continuation forms will be sent to you by our third-party administrator.

c. Discontinue your insurance coverage for life, accidental death & dismemberment, and disability coverage and your participation in all of Serena’s other benefit plans and programs effective upon the Separation Date. However, you will have the option of converting your life insurance to a private plan. Serena’s Human Resources Department will provide you with life insurance conversion forms and instructions.

2) Subject to your execution, delivery and non-revocation of this Agreement and Release (including with respect to the General Release granted herein) pursuant to Section 18 below and subject to the continued effectiveness of this Agreement and Release and your continued observation and performance of your ongoing obligations to Serena and its affiliates under (i) Sections 7 through 10 below with respect to clauses (b) and (d) of this Section 2 and (ii) with Sections 7 through 9 and 12 below with respect to clauses (a) and (c)

Robert I. Pender, Jr.

July 31, 2011

of this Section 2, and in lieu and full satisfaction of any payments or benefits to which you may otherwise have been entitled pursuant to Section 8(b) of the Employment Agreement, dated March 9, 2006, between you and Serena, as amended by Amendment No. 1 to Employment Agreement, dated December 31, 2008, between you and Serena (as amended, the “Employment Agreement”):

a. Serena will pay you, as severance pay, an amount equal to $65,000.00, which represents an amount equal to 20% of your base salary, over a period of twelve (12) months, payable in equal installments on a semi-monthly basis in accordance with Serena’s usual and customary payroll practices; provided that the first payment shall be made on the fiftieth (50th) day following the Separation Date and shall include any amounts that would have otherwise been due prior to such fiftieth (50th) day. The semi-monthly payments will be less applicable payroll taxes and tax withholdings.

b. Subject to (I) your timely election of continuation coverage under COBRA, and (II) your continued co-payment of premiums in the same amount as you paid immediately prior to termination, continued participation (to the extent permitted under applicable law and the terms of such plan) for you and your then-eligible dependents in Serena’s group health plan in which you (and they) were participating upon the Separation Date for up to a twelve-month period commencing on August 1, 2011, at Serena’s expense. You agree to immediately notify Serena of the date that you become covered under another group health plan, and your COBRA continuation under Serena’s group health benefit plans will be terminated as of such date.

c. Serena will amend your existing stock option agreements that were granted under Serena’s Amended and Restated 1997 Stock Option and Incentive Plan (the “1997 Plan”) for purposes of extending the exercise period of all outstanding stock options granted thereunder as of the Separation Date through the earlier of the third (3rd) anniversary of the Separation Date and the ten (10) year expiration date of the applicable option and, if such options are exercised prior to an initial public offering of Serena, permitting you to pay the exercise price for such stock options by means of a “net exercise” method whereby Serena withholds from the delivery of the shares of Serena’s common stock for which the stock options were exercised that number of shares having a fair market value equal to the aggregate exercise price for the shares of common stock for which the stock options were exercised. You will be responsible for paying Serena all related taxes and tax withholdings associated with the exercise of such stock options. The amendment will be in the form attached hereto as Exhibit A. A schedule of all outstanding stock options granted to you under the 1997 Plan that vested on or prior to the Separation Date is set forth on Exhibit B, attached hereto.

d. All restricted stock units granted to you under the 2006 Plan will be cancelled as of the Separation Date. All stock options granted to you under the 2006 Stock Option Plan, as amended (the “2006 Plan”) that vested on or prior to the Separation Date in accordance with the terms of the applicable option agreement will remain exercisable until the earlier of (i) the expiration of the term of such options and (ii) October 31, 2011; thereafter, such options will terminate automatically and will not be exercisable in

Robert I. Pender, Jr.

July 31, 2011

accordance with the terms of the 2006 Plan. A schedule of all outstanding stock options granted to you under the 2006 Plan that vested on or prior to the Separation Date is set forth on Exhibit B, attached hereto.

3) On behalf of yourself, your agents and assigns, in consideration for Serena’s obligations under Section 2 of this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against Serena and its predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or out of your employment with and/or the termination of your employment with Serena. These claims include, but are not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Workers Adjustment and Retraining Notification Act, as amended; The California Fair Employment and Housing Act, as amended; The California Family Rights Act, as amended; any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; any Serena compensation or benefit plan under which you were eligible, except as expressly provided herein; any stock options granted to you during your employment with Serena, except as expressly provided herein; and any claim for costs, fees, or other expenses including attorneys’ fees incurred by you in connection with such matters. Nothing herein is intended to release any claim that is unwaivable by law or governmental regulation, or any obligation of Serena under this Agreement and Release.

4) You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You therefore waive your rights under Section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

You acknowledge that you have read this Agreement and Release, including the waiver of California Civil Code Section 1542, and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

5) You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, salary, wages, bonuses,

Robert I. Pender, Jr.

July 31, 2011

commissions and any benefits are due to you, except as provided in this Agreement and Release. Serena will reimburse you for reasonable and customary business expenses incurred prior to the Separation Date pursuant to the terms of Serena’s Business Expense Policy, provided that you submit a completed expense reimbursement form and supporting documentation no later than fifteen (15) days following the Separation Date. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

6) You agree that you will return to Serena on or before the Separation Date all Serena property within your possession, custody or control, including any equipment (including, without limitation, your cellular phone, PDA, laptop computer and other equipment) and any confidential and proprietary information (including, without limitation, customer lists, customer licensing and support information, sales and forecast information, operating plan and budget information, employee lists and organizational charts, board presentations, etc.), whether in hardcopy or electronic form; and keys and access badges. Notwithstanding the preceding to the contrary, you may retain (i) your company cellular phone (iPhone), although service will be terminated as of the Separation Date, and (ii) your company laptop (Lenova X61) after Serena IT confirms that all Serena confidential and proprietary information has been deleted from the laptop.

7) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement and Release will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Serena and/or any officer, director, employee, agent or shareholder of Serena, which is based in whole or in part on any claim covered under Section 3 of this Agreement and Release. Nothing in this Section 7 shall preclude you from (i) enforcing this Agreement and Release or exercising any rights that you may have that have not been waived under the terms of this Agreement and Release; (ii) initiating or causing to be initiated on your behalf any complaint, charge, claim or proceeding against Serena before any local, state or federal agency, court or other body challenging the validity of the waiver of your claims under ADEA contained in Section 3 (but no other portion of such waiver); or (iii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to ADEA.

8) You agree to continue to abide by the terms of the Agreement Regarding Confidential Information and Assignment of Inventions between you and Serena (“Confidentiality Agreement”), including, without limitation, your obligations regarding Confidential Information under Article I and your obligations regarding Inventions under Article II, but excluding your obligations regarding non-competition and non-solicitation under Article III. The foregoing terms of your Confidentiality Agreement are incorporated herein, and all defined terms used in this Section 8 shall have the same meanings as set forth in the Confidentiality Agreement.

Robert I. Pender, Jr.

July 31, 2011

9) You agree to refrain from making any adverse, derogatory or disparaging statements or comments, either as fact or opinion, about Serena and its subsidiaries, affiliates and related entities; management; practices; operations; performance; products; past or present directors, officers, employees or shareholders; and any similar information concerning Serena. In addition, you agree to refrain from any tortious interference with contracts, relationships and prospective economic advantage of Serena. You agree that any breach of this covenant would irreparably injure Serena, and Serena shall have the right to obtain an injunction against you from a court of competent jurisdiction restraining you from any further breach of this covenant. Nothing in this Section 9 shall prohibit you from providing truthful information in response to a subpoena or other legal process, provided that you provide Serena with prompt prior written notice of the required disclosure and an opportunity to seek a protective order or other appropriate remedy.

10) In consideration for the payment of an amount equal to $260,000.00, which represents an amount equal to 80% of your base salary, over a period of twelve (12) months (the “Restrictive Covenant Payment”), payable in equal installments on a semi-monthly basis in accordance with Serena’s usual and customary payroll practices and less applicable payroll taxes and tax withholdings, you hereby agree that, during the twelve (12) month period following the Separation Date, you will not (i) perform any function or service, whether as a director, officer, employee, consultant, agent, advisor or otherwise, for any entity that is a Competing Business and (ii) whether on your own behalf or on behalf of or in conjunction with any other person, directly or indirectly, hire any person who is an employee of Serena and its subsidiaries. In the event that Serena determines that you have breached this Section 10, Serena shall immediately cease and permanently discontinue any further installments of the Restrictive Covenant Payment and the provision of benefits to you under clauses (b) and (d) of Section 2. As used herein, a “Competing Business” is any entity (or division or business unit of an entity) that is substantially in the business of developing, marketing, selling or providing software (whether on premises or software-as-a-service) or services for software change and/or configuration management, business process management or project and/or portfolio management, including, without limitation, ASG Software Solutions, BMC Software, CA Technologies (previously known as CA and Computer Associates), Compuware, IBM Rational and Tivoli software divisions, Hewlett-Packard’s software divisions and MicroFocus International.

11) Except with regard to Sections 7 through 9 above, you agree that any dispute applicable to this Agreement and Release shall be submitted to and resolved through binding arbitration pursuant to the terms of the Binding Arbitration Agreement between you and Serena.

12) You agree to serve in good faith, and without additional consideration, as a non-employee consultant for Serena for up to ten (10) hours per month on an as-needed basis as determined by the Board of Directors of Serena, and you agree to be reasonably available to Serena for such purpose, during the sixty (60) day period immediately following the Separation Date (the “Consulting Period”). Your services will be of an advisory nature only, primarily focusing on transition issues, and you will have no power of decision with respect to any matters that are the subject of consultation and will not have any responsibility in

Robert I. Pender, Jr.

July 31, 2011

connection with the active management of Serena. Your services will also include your execution and delivery of such documents as Serena deems necessary or desirable for your resignation as a director and officer of Serena’s affiliates and as a trustee and plan administer of Serena’s 401(k) plan.

13) This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except the Confidentiality Agreement, the Binding Arbitration Agreement and any benefit plans applicable to COBRA continuation. Notwithstanding the preceding to the contrary, Article III of your Confidentiality Agreement is hereby terminated. This Agreement and Release shall terminate and fully extinguish any and all rights that you may have under the Employment Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

14) This Agreement and Release shall be governed and conformed in accordance with the laws of the state of California without regard to its conflict of laws provision.

15) This Agreement and Release may not be modified, altered or changed except upon express written consent of both Serena and you wherein specific reference is made to this Agreement and Release.

16) Should any of the provisions of this Agreement and Release be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released or a restrictive covenant may not be enforced as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue shall otherwise remain effective to release any and all other claims covered thereby.

17) You have up to twenty-one (21) days from the date of your receipt of this letter to accept the terms of this Agreement and Release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

18) To accept this Agreement and Release, please sign and date this letter and return it to me no later than the twenty-one (21) day period referred to in Section 17 above. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation to me, then the eighth (8th) day after your execution of this Agreement and Release will be the “Effective Date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the payments or

Robert I. Pender, Jr.

July 31, 2011

benefits described in this Agreement and Release (except as described in Section 1). You will not be entitled to receive any of the payments or benefits provided in any Section of this Agreement and Release, other than Section 1, until the occurrence of the Effective Date. You hereby acknowledge and agree that you have been provided with a copy of this Agreement and Release on or prior to the Separation Date and understand that this Agreement and Release must become effective prior to the expiration of the acceptance and revocation periods described above in order for you to be entitled to the severance payments and benefits described in Section 2.

19) This Agreement and Release may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile or PDF copy of such party’s executed counterpart of this Agreement and Release (or its signature page thereof) shall be deemed to be an executed original thereof.

Robert I. Pender, Jr.

July 31, 2011

I wish you success in your future and professional efforts.

Sincerely,

/s/ Edward Malysz

Edward Malysz

Senior Vice President, General Counsel

Acknowledgement and Acceptance:

By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated:	Signed:	/s/ Robert I. Pender, Jr.
Robert I. Pender, Jr.

Effective as of the Separation Date, except for the consulting services specifically described in Section 12 of this Agreement and Release, I hereby acknowledge and confirm my resignation from all appointments and positions held by me with Serena and any of its affiliates, whether as an officer, director, employee, agent or otherwise.

Dated:	Signed:	/s/ Robert I. Pender, Jr.
Robert I. Pender, Jr.

Exhibit A

Amendment to Stock Option Agreements

Amended and Restated 1997 Stock Option and Incentive Plan

This Amendment to Stock Option Agreements (this “Amendment”) is made and entered into with an effective date of July 31, 2011 (the “Effective Date”) by and between Serena Software, Inc. (the “Company”) and Robert I. Pender, Jr. (the “Optionee”) for purposes of amending the terms of certain stock options granted under the Amended and Restated 1997 Stock Option and Incentive Plan (the “Plan”).

WHEREAS, Serena and Employee entered into certain stock option agreements pursuant to the terms of the Plan, described as follows: Option Agreement dated May 9, 2000, Option Agreement dated May 9, 2000, Option Agreement dated March 1, 2002, Option Agreement dated March 1, 2002, Option Agreement dated August 14, 2002, Option Agreement dated August 14, 2002, Option Agreement dated February 19, 2003, Option Agreement dated February 19, 2003, Option Agreement dated February 24, 2004, Option Agreement dated February 24, 2004, Option Agreement dated May 19, 2004, Option Agreement dated February 24, 2005, each as further described on Schedule 1 attached hereto (collectively, the “Option Agreements”);

WHEREAS, in connection with the merger of Serena and Spyglass Merger Corp. Optionee entered into a Participation Letter dated March 7, 2006 with Spyglass and, upon consummation of the merger and assumption of the Option Agreements by the Company (as the surviving corporation), the number of shares and the exercise price of the underlying options were automatically adjusted as described on Schedule 1 attached hereto;

WHEREAS, the parties now desire to amend the terms of the Option Agreements upon the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination Period. Notwithstanding the Termination Period set forth in the Option Agreements but subject to Optionee’s continued compliance with Sections 7 through 10 of the Agreement and Release between Optionee and the Company dated as of July 31, 2011 (the “Agreement and Release”) and the continued effectiveness of the Agreement and Release, the Options may be exercised through the earlier of (i) the third anniversary of the date on which the Optionee ceases to be a Service Provider (i.e., July 31, 2014) and (ii) the ten (10) year expiration date of the applicable option (clause (i) or (ii), the “Expiration Date”). If the Options are not exercised prior to the Expiration Date, then the Options will automatically terminate upon such date.

2. Method of Payment.

(a) Prior to an Initial Public Offering (as defined below), Optionee may pay the aggregate Exercise Price through the net exercise of the Options, with Serena retaining that number of Shares that would otherwise be issuable to Optionee in connection with such exercise having a Fair Market Value (as defined below) equal to the aggregate Exercise Price. As a condition to the Company’s issuance of any Shares as provided in the Option Agreement, Optionee must remit to the Company an amount sufficient to satisfy all Federal, state, local or foreign withholding tax requirements.

(b) Section 3(e) of the Option Agreements is hereby deleted in its entirety.

3. Management Stockholders Agreement. Optionee acknowledges and agrees that (i) the Options and any resulting Shares shall continue to be subject to the terms, conditions and restrictions set forth in the Management Stockholders Agreement dated March 10, 2006 (the “Management Stockholders Agreement”), including, without limitation, the right of the Company to exercise its right to repurchase all or any portion of the Call Shares and Call Options as set forth in Article V of the Management Stockholders Agreement, (ii) Article V of the Management Stockholders Agreement shall remain effective with regard to the Options (and any resulting Shares) until the earlier of the third anniversary of the date on which the Optionee ceases to be a Service Provider (i.e., July 31, 2014) or an Initial Public Offering, and (iii) if Optionee breaches any provision of Sections 7 through 10 of the Agreement and Release, the Company shall have the right to terminate and cancel any Options that have not been exercised by Optionee and the Call Shares Price for any Shares acquired upon the exercise of any Options shall be equal to the lower of (x) the Fair Market Value of such Call Shares as of the Call Date and (y) the Book Value of such Call Shares as of the Call Date.

4. Defined Terms. Except as otherwise defined in this Amendment, the defined terms used herein shall have the same meanings as set forth in the Plan; provided, however, that the terms “Call Shares,” “Call Options,” “Fair Market Value,” “Book Value,” “Call Date,” “Call Shares Price” and “Initial Public Offering” shall have the meanings set forth in the Management Stockholders Agreement.

5. Representations and Warranties of Optionee.

(a) Optionee has been advised that the Options and Shares issuable upon exercise of the Options (collectively, “Securities”) have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws and, therefore, cannot be resold unless the Securities are registered under the Act and applicable state securities laws or unless an exemption from such registration requirements is available. Optionee is aware that none of the Company or any of its subsidiaries is under any obligation to effect any such registration with respect to the Securities (except solely to the extent, if any, provided in the Management Stockholders Agreement) or to file for or comply with any exemption from registration.

(b) Optionee will hold the Securities for undersigned’s own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Act.

(c) Optionee has, either alone or together with the assistance of a “purchaser representative” (as such term is defined in Regulation D under the Act), such knowledge and experience in financial and business matters that Optionee is capable of evaluating the merits and risks of holding the Securities, is able to incur a complete loss of the Securities and is able to bear the economic risk of holding the Securities for an indefinite period of time.

(d) Optionee understands that holding the Securities involves a high degree of risk, that there is no established market for the Securities and that it is not likely that any public market for the Securities will develop in the near future.

(e) Optionee has carefully considered the potential risks relating to the Company and its subsidiaries and holding the Securities. Optionee is familiar with the business and financial condition, properties, operations and prospects of the Company and its subsidiaries. Prior to the date hereof, Optionee has had the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of holding the Securities and to obtain additional information (to the extent the Company and its subsidiaries possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Optionee or to which Optionee has had access. Optionee has received and reviewed certain information and documents furnished by the Company, including a copy of the Plan, a summary of the Plan, financial information about the Company and information regarding some of the material risks and uncertainties of holding an equity interest in the Company. Optionee has made, either alone or together with Optionee’s advisors, such independent investigation of the Company and its subsidiaries as Optionee deems to be, or Optionee’s advisors deem to be, necessary or advisable in connection with holding the Securities. Optionee is satisfied that Optionee has received information with respect to all matters which Optionee considers material to Optionee’s participation in the Securities. Optionee understands that no federal or state agency has passed upon participation in the Securities or upon the Company and its subsidiaries nor has any such agency made any finding or determination as to the fairness of participation in the Securities.

(f) Optionee understands that, in addition to the restrictions on transfer imposed by the Act and any applicable state securities laws, the Management Stockholders Agreement and the option awards issued under the Plan contain provisions that further restrict transfer of the Securities.

(g) Optionee is urged to seek independent advice from Optionee’s professional advisors relating to the suitability of the Securities in view of Optionee’s overall financial needs and with respect to the legal and tax implications of this Amendment. Optionee is not relying on either the Company or any of its officers, directors, shareholders, consultants or agents with respect to the financial, legal and tax considerations involved in Optionee’s participation in the equity of the Company and this Amendment.

6. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile or PDF copy of such party’s executed counterpart of this Amendment shall be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

SERENA SOFTWARE, INC.	OPTIONEE

By:
Name: Robert I. Pender, Jr.
Its:
Date:
Date:

SCHEDULE 1

ROLLOVER OPTIONS

Exhibit B

Schedule of Outstanding Stock Options as of the Separation Date

Grant Date	Plan	Type	Exercise Price	Vested and Exercisable as of the Separation Date	Expiration Date
10/20/2009	2006 Plan	Performance	$3.00	157,849	10/20/2019
10/20/2009	2006 Plan	Time	$3.00	347,081	10/20/2019
2/24/2005	1997 Plan	Rollover	$1.25	39,466	02/24/2015
5/19/2004	1997 Plan	Rollover	$1.25	147,600	05/19/2014
2/24/2004	1997 Plan	Rollover	$1.25	42,140	02/24/2014
2/19/2003	1997 Plan	Rollover	$1.25	97,278	02/19/2013
8/14/2002	1997 Plan	Rollover	$1.25	155,531	08/14/2012
3/1/2002	1997 Plan	Rollover	$1.25	233,742	03/01/2012